FOR: SSI INVESTMENTS II LIMITED

COMPANY CONTACT:
Tom McDonald
Chief Financial Officer
(603) 324-3000, x4232

SSI INVESTMENTS II LIMITED REPORTS THIRD QUARTER FISCAL 2011 RESULTS

NASHUA, NH–December 10, 2010—SSI Investments II Limited (“SSI II”), a parent company of SkillSoft Limited (formerly SkillSoft PLC), a leading SaaS provider of on-demand e-learning and performance support solutions for global enterprises, government, education and small- to medium-sized businesses, today announced financial results for its third quarter of fiscal 2011.

BASIS OF PRESENTATION
On May 26, 2010, SSI Investments III Limited, a wholly owned subsidiary of SSII, completed its acquisition of SkillSoft PLC (the “Acquisition”), which was subsequently re-registered as a private limited company and whose corporate name changed from SkillSoft PLC to SkillSoft Limited (“SkillSoft”).  Unless otherwise indicated or the context otherwise requires, the terms the “Company”, “we”, “us”, “our” and other similar terms mean (a) prior to the Acquisition of SkillSoft, SkillSoft and its subsidiaries (the “Predecessor”), and (b) from and after the Acquisition of SkillSoft, SSI II and its subsidiaries including SkillSoft (the “Successor”).

Certain information furnished in this press release and the accompanying financial information, is presented for the combined Predecessor and Successor periods.  The information presented includes the results of operations for the period from February 1 to May 25, 2010 of the Predecessor and the results of operations for the period from May 26 to October 31, 2010 of the Successor.  The accompanying financial information refers to the three months ended July 31, 2010 and the nine months ended October 31, 2010 as the combined fiscal 2011 second quarter and the combined nine months ended October 31, 2010, respectively.  Although the presentation of these fiscal periods on an arithmetically combined-basis does not comply with generally accepted accounting principles in the United States (referred to hereafter as “non-GAAP”), the Company’s management believes it provides a meaningful method of comparing the current period to the prior period results.

The Company's management has also furnished in this press release and the accompanying financial information non-GAAP adjusted EBITDA and days sales outstanding (DSOs) from non-GAAP revenue, which are financial measurements that do not comply with generally accepted accounting principles in the United States.  Non-GAAP adjusted EBITDA is calculated by adding to EBITDA certain items of expense and deducting from EBITDA certain items of income that the Company's management believes are not indicative of the Company's future operating performance including, among other things, merger and integration related expenses, stock-based compensation, amortization and business realignment strategy charges.  DSOs from non-GAAP revenue excludes fair value adjustments to acquired deferred revenue in purchase accounting related to the Acquisition.  These non-GAAP financial measures are not in accordance with, or an alternative to, financial information prepared in accordance with GAAP and may not be comparable to similar non-GAAP financial measures used by other companies.  These non-GAAP measures should not be considered in isolation from, or as a substitute for, the financial results prepared in accordance with GAAP.  The Company’s management uses these measurements because they are required to be reported to certain of the Company’s investors, lenders and financial institutions regarding its operations, cash flows and ability to meet its future debt service, capital expenditures and working capital requirements.

FISCAL 2011 THIRD QUARTER RESULTS

The Company reported total revenue of $52.5 million for its third quarter ended October 31, 2010 of its fiscal year ending January 31, 2011 (fiscal 2011), which represented a $27.9 million decrease from the $80.4 million reported in its third quarter of the fiscal year ended January 31, 2010 (fiscal 2010).  Approximately $26.9 million of this decrease related to the fair value adjustments to deferred revenue in purchase accounting related to the Acquisition.  The Company’s deferred revenue balance at October 31, 2010 was approximately $109.6 million as compared to approximately $140.4 million at October 31, 2009.  Approximately $28.3 million of this decrease related to the unamortized fair value adjustments on deferred revenues in purchase accounting related to the Acquisition.

The Company’s net loss was $35.3 million for the third quarter of fiscal 2011 as compared to net income of $19.6 million for the third quarter of fiscal 2010.  The significant components of the Acquisition and Acquisition related activities include the following for the third quarter ended October 31, 2010 (amounts in millions):

Fair value adjustments to deferred revenue in purchase accounting	$26.9
Amortization of intangible assets related to content and technology	16.0
Fair value adjustments to prepaid commissions in purchase accounting	(3.4)
Acquisition related expenses	1.0
Amortization of intangible assets	10.7
Interest expense from new borrowings	15.1
$66.3

Gross margin was 56% for the Company’s fiscal 2011 third quarter as compared to 91% for the fiscal 2010 third quarter.  The decrease in gross margin for the fiscal 2011 third quarter is primarily due to a decrease in revenues from the fair value adjustments to acquired deferred revenues in purchase accounting of $26.9 million and the amortization of intangible assets related to content and technology from purchase accounting of $16.0 million.

Research and development expenses decreased to $10.3 million in the fiscal 2011 third quarter from $12.5 million in the fiscal 2010 third quarter.  This decrease was primarily related to incremental localized content development expenses incurred in the fiscal 2010 third quarter.  Research and development expenses were 20% of revenue for the fiscal 2011 third quarter as compared to 16% for the fiscal 2010 third quarter, primarily due to a decrease in revenues from the fair value adjustments to acquired deferred revenues in purchase accounting of $26.9 million.

Sales and marketing expenses decreased to $22.3 million in the fiscal 2011 third quarter from $23.3 million in the fiscal 2010 third quarter.  Sales and marketing expenses in the current period decreased approximately $3.4 million as a result of the fair value adjustments to prepaid commissions in purchase accounting related to the Acquisition and approximately $0.5 million due to the absence of stock-based compensation expense related to the Predecessor company.  These amounts were partially offset by incremental consulting expenses of approximately $1.5 million and incremental headcount related expenses of $1.2 million, both of which were incurred in the fiscal 2011 third quarter.  Sales and marketing expenses were 42% of revenue for the fiscal 2011 third quarter as compared to 29% for the fiscal 2010 third quarter, primarily due to a decrease in revenues from the fair value adjustments to acquired deferred revenues in purchase accounting of $26.9 million.

General and administrative expenses decreased to $7.6 million for the fiscal 2011 third quarter from $7.9 million in the fiscal 2010 third quarter.  This decrease was primarily due to stock-based compensation expense related to the Predecessor company.  General and administrative expenses were 14% of revenue for the fiscal 2011 third quarter as compared to 10% for the fiscal 2010 third quarter, primarily due to a decrease in revenues from the fair value adjustments to acquired deferred revenues in purchase accounting of $26.9 million.

Interest expense increased to $15.1 million for the fiscal 2011 third quarter as compared to $1.6 million for the fiscal 2010 third quarter.  This increase in interest expense is primarily due to the borrowings under the senior credit facilities and senior notes entered into in connection with the Acquisition.

For the combined nine months ended October 31, 2010, the Company’s tax benefit from continuing operations was $10.0 million and consisted of a cash tax provision of $2.4 million and a non-cash tax benefit of $12.4 million.  This compares to a $17.8 million tax provision reported by the Predecessor for the nine months ended October 31, 2009, which consisted of a cash tax provision of approximately $5.9 million and a non-cash tax provision of approximately $11.9 million.  The decrease in the current year tax expense was primarily due to the tax benefit recorded on our loss from operations and the change in the geographic distribution of worldwide earnings resulting, in part, from the effects of purchase accounting related to the Acquisition.

Non-GAAP adjusted EBITDA for the fiscal 2011 third quarter was $31.4 million as compared to $32.1 million for the fiscal 2010 third quarter.  The components of Non-GAAP adjusted EBITDA are calculated as follows (amounts in millions):

	Third Quarter Fiscal 2011	Third Quarter Fiscal 2010
Net (loss) income, as reported	$(35.3)	$19.6
Interest expense, net	15.1	1.6
Depreciation and amortization	0.8	0.8
Amortization of intangible assets	26.7	2.2
(Benefit) Provision for income taxes	(2.6)	6.3
EBITDA	4.7	30.5

Stock-based compensation expense	-	1.4
Other (income) expense	0.5	0.2
Sponsor fees	0.4	-
Consulting and advisory fees	1.3	-
Acquisition related expenses	1.0	-
Fair value adjustments to prepaid commissions in purchase accounting	(3.4)	-
Fair value adjustments to deferred revenue in purchase accounting	26.9	-
Non-GAAP adjusted EBITDA	$31.4	$32.1

The Company’s new senior credit facilities require the Company to comply on a quarterly basis with a single financial covenant for the benefit of the revolving credit facility only.  The financial covenant requires the Company to maintain a maximum secured leverage ratio tested on the last day of each fiscal quarter (but failure to maintain the required ratio would not result in a default under the revolving credit facility so long as the revolving credit facility is undrawn at such time). The maximum secured leverage ratio will reduce over time, subject to increase in connection with certain material acquisitions.  The Company’s new senior credit facilities and senior notes also include various nonfinancial covenants.  As of October 31, 2010, the Company is in compliance with this financial covenant and all nonfinancial covenants.

The Company had approximately $38.0 million in cash, cash equivalents, short-term investments and restricted cash as of October 31, 2010 as compared to $83.0 million as of January 31, 2010.  This decrease is primarily due to use of the Company’s cash in the Acquisition, including $52.7 million of cash, cash equivalents and short-term investments of the Predecessor and $2.3 million paid for the settlement of stock options that was netted against the $1,129.2 million purchase price, the repayment of the Predecessor’s senior credit facility with Credit Suisse and certain lenders for $84.4 million, investment purchases of $2.6 million and capital expenditures of $2.1 million.  These decreases were offset by proceeds received from the borrowings under both the new senior credit facilities and the senior notes due 2018, net of debt acquisition fees for $602.8 million and the issuance of ordinary shares for $534.5 million related to the Acquisition.  Additionally, cash was also provided by operations of $26.8 million, from maturities of investments of $6.1 million and from the exercise of stock options under the Company’s various stock option programs and stock purchases made under the Company’s 2004 employee stock purchase plan of $4.7 million.

In order to adequately assess the Company’s collection efforts, taking into account the seasonality of the Company’s business, the Company believes that it is most useful to compare current period days sales outstanding (DSOs) to the prior year period.  Given the quarterly seasonality of bookings, the deferral from revenue of subscription billings may increase or decrease the DSOs on sequential quarterly comparisons.

The Company’s DSOs from non-GAAP revenues were in the targeted range for the fiscal 2011 third quarter. On a net basis, which considers only receivable balances for which revenue has been recorded; DSOs from non-GAAP revenues were 4 days in the fiscal 2011 third quarter as compared to 6 days in the third quarter of fiscal 2010 and 3 days in the combined second quarter of fiscal 2011.  On a gross basis, which considers all items billed as receivables, DSOs from non-GAAP revenues were 71 days in the fiscal 2011 third quarter as compared to 78 days in the third quarter of fiscal 2010 and 69 days in the combined second quarter of fiscal 2011.  The increase in gross and net basis DSOs from non-GAAP revenues from the combined second quarter of fiscal 2011 is primarily attributed to the mix of billing arrangements with extended payment terms.

Supplemental financial information will be available on SkillSoft’s web site www.skillsoft.com at the time of the earnings call.

Conference Call

In conjunction with this release, management will conduct a conference call on Friday, December 10, 2010 at 8:30 a.m. EST to discuss the Company’s third quarter ended October 31, 2010 financial and operating results.  Chuck Moran, President and Chief Executive Officer, and Tom McDonald, Chief Financial Officer, will host the call.

To participate in the conference call, dial (800) 322-9079 or (973) 582-2717 for international callers and use the following passcode: 29998980.  The live conference call will be available via the Internet by accessing the SkillSoft Web site at www.skillsoft.com.  Please go to the Web site at least fifteen minutes prior to the call to register, download and install any necessary audio software.

A replay will be available from 12:01 p.m. EST on December 11, 2010 until 11:59 p.m. EST on December 18, 2010.  The replay number is (800) 642-1687 or (706) 645-9291 for international callers,  passcode: 29998980.  A webcast replay will also be available on SkillSoft’s Web site at www.skillsoft.com.

About SSI II

On May 26, 2010, SSI Investments III Limited, a wholly owned subsidiary of SSII, completed its acquisition of SkillSoft PLC, which was subsequently re-registered as a private limited company and its corporate name changed from SkillSoft PLC to SkillSoft Limited.  SkillSoft is a leading SaaS provider of on-demand e-learning and performance support solutions for global enterprises, government, education and small to medium-sized businesses. SkillSoft enables business organizations to maximize business performance through a combination of comprehensive e-learning content, online information resources, flexible learning technologies and support services.

Content offerings include business, IT, desktop, compliance and consumer/SMB courseware collections, as well as complementary content assets such as Leadership Development Channel video products, KnowledgeCenter(TM) portals, virtual instructor-led training services and online mentoring services. SkillSoft's Books24x7(R) product offering includes access to more than 25,000 digitized IT and business books, as well as book summaries and executive reports. Technology offerings include the SkillPort(R) learning management system, Search-and-Learn(R), SkillSoft(R) Dialogue(TM), inGenius™ and virtual classroom.

SkillSoft courseware content described herein is for information purposes only and is subject to change without notice. SkillSoft has no obligation or commitment to develop or deliver any future release, upgrade, feature, enhancement or function described in this press release except as specifically set forth in a written agreement.

SkillSoft, the SkillSoft logo, SkillPort, Search-and-Learn, SkillChoice, Books24x7, ITPro, BusinessPro, OfficeEssentials, GovEssentials, EngineeringPro, FinancePro, AnalystPerspectives, ExecSummaries, ExecBlueprints, Express Guide, Dialogue and inGenius are trademarks or registered trademarks of SkillSoft Limited in the United States and certain other countries. All other trademarks are the property of their respective owners, countries.

From time to time, including in this press release, we may make forward-looking statements, including but not limited to statements relating to such matters as anticipated financial performance, business prospects, strategy, plans, regulatory, market and industry trends, liquidity and similar matters. You can identify these statements by the fact that they do not relate strictly to historic or current facts. They use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “will,” “target” and other words and terms of similar meaning in connection with a discussion of future operating or financial performance. We note that a variety of factors, including known and unknown risks and uncertainties as well as incorrect assumptions, could cause our actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. These risks and uncertainties include, among others, that we are highly leveraged; that our debt agreements contain restrictions that limit our flexibility in operating our business; that our quarterly operating results may fluctuate significantly; that increased competition may result in decreased demand for our products and services; our ability to meet the needs of a rapidly changing, developing market; that our business is subject to currency fluctuations that could adversely affect our operating results; and that we may be unable to protect our proprietary rights.  You should understand that it is not possible to predict or identify all such factors. Consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.  Accordingly, investors should not place undue reliance on those statements.  We undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.

###

SSI Investments II and Subsidiaries
Condensed Consolidated Statements of Income
(Unaudited, In thousands)

	Successor	Predecessor	Successor	Predecessor
	Three Months Ended	Three Months Ended	May 26, (inception) to October 31,	For the Periods February 1, to May 25,	Nine Months Ended
	October 31, 2010	October 31, 2009	2010	2010	October 31, 2009

Revenues	$52,544	$80,402	$86,600	$97,538	$235,767
Cost of revenues (1)	7,036	6,845	12,247	9,226	21,842
Cost of revenues - amortization of intangible assets	15,986	32	27,692	40	96

Gross profit	29,522	73,525	46,661	88,272	213,829

Operating expenses:
Research and development (1)	10,275	12,508	17,653	17,131	31,212
Selling and marketing (1)	22,254	23,336	36,775	40,378	70,134
General and administrative (1)	7,569	7,857	13,244	21,828	25,070
Amortization of intangible assets	10,752	2,118	18,541	1,137	6,690
Acquisition related expenses	998	-	21,596	15,063	-

Total operating expenses	51,848	45,819	107,809	95,537	133,106

Other (expense) income, net	(487)	(220)	(1,522)	385	(1,443)
Interest income	36	66	52	95	204
Interest expense	(15,131)	(1,633)	(33,711)	(3,723)	(6,110)

Income before provision for income taxes	(37,908)	25,919	(96,329)	(10,508)	73,374

(Benefit) provision for income taxes - cash	1,593	1,011	1,542	906	5,870
(Benefit) provision for income taxes - non-cash	(4,213)	5,278	(9,613)	(2,800)	11,924

Net (loss) income	$(35,288)	$19,630	$(88,258)	$(8,614)	$55,580

(1)	The following summarizes the departmental allocation of the stock-based compensation

Cost of revenues	$-	$17	$-	$201	$66
Research and development	-	226	-	4,861	742
Selling and marketing	-	486	-	8,260	1,725
General and administrative	-	701	-	11,837	2,108
	$-	$1,430	$-	$25,159	$4,641

SSI Investments II
Condensed Consolidated Balance Sheets
(Unaudited, In thousands)
	Successor	Predecessor
	October 31, 2010	January 31, 2010

ASSETS

CURRENT ASSETS:
Cash, cash equivalents and short-term investments	$37,106	$80,241
Restricted cash	922	2,786
Accounts receivable, net	64,933	141,828
Deferred tax assets	1,360	28,902
Prepaid expenses and other current assets	19,018	23,447

Total current assets	123,339	277,204

Property and equipment, net	5,415	6,288
Goodwill	554,682	238,550
Intangible assets, net	617,176	5,227
Deferred tax assets	318	49,127
Other assets	24,829	9,835

Total assets	$1,325,759	$586,231

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:

Current maturities of long term debt	$5,344	$865
Accounts payable	3,399	4,519
Accrued expenses	43,039	41,386
Deferred tax liabilites	308	-
Deferred revenue	109,597	200,369

Total current liabilities	161,687	247,139

Long term debt	626,887	83,500
Deferred tax liabilites	74,181	-
Other long term liabilities	4,056	4,432
Total long-term liabilities	705,124	87,932

Total stockholders' equity	458,948	251,160

Total liabilities and stockholders' equity	$1,325,759	$586,231

SSI Investments II
Condensed Consolidated Statements of Cash Flows
(Unaudited, In thousands)

	Successor	Predecessor	Predecessor
		For the Periods	Nine Months Ended
	May 26, (inception) to October 31, 2010	February 1, to May 25, 2010	October 31, 2009

Cash flows from operating activities:

Net (loss) income	$(88,258)	$(8,614)	$55,580
Adjustments to reconcile net income to net cash provided by operating activities:
Share-based compensation	-	25,159	4,641
Depreciation and amortization	1,661	1,374	3,419
Amortization of intangible assets	46,233	1,177	6,786
Provision for (recovery) of bad debts	(90)	(52)	(130)
(Benefit) provision for income taxes - non-cash	(9,613)	(2,800)	11,924
Non-cash interest expense	1,903	3,219	854
Tax effect related to exercise of non-qualified stock options	-	282	169
Changes in current assets and liabilities, net of acquisitions
Accounts receivable	(9,105)	86,230	80,962
Prepaid expenses, other current assets and other assets	(1,752)	(2,218)	3,951
Accounts payable	424	(1,559)	(1,502)
Accrued expenses and other long-term liabilities	3,204	(6,296)	(10,809)
Deferred revenue	28,140	(41,817)	(68,029)

Net cash (used) provided by operating activities	(27,253)	54,085	87,816

Cash flows from investing activities:

Purchases of property and equipment	(1,709)	(438)	(1,703)
Acquisition of SkillSoft, net of cash received	(1,074,181)	-	-
Purchases of investments	-	(2,562)	(7,762)
Maturity of investments	-	6,122	5,212
Decrease in restricted cash	1,837	27	998

Net cash (used in) provided by investing activities	(1,074,053)	3,149	(3,255)

Cash flows from financing activities:

Exercise of stock options	-	3,065	1,343
Proceeds from employee stock purchase plan	-	1,666	2,192
Proceeds from issuance of common stock	534,513	-	-
Proceeds from issuance of U.S. term loan	306,398	-	-
Proceeds from issuance of Senior Notes	296,448	-	-
Principal payments on long term debt	(813)	(84,365)	(38,802)
Acquisition of treasury stock	-	-	(29,817)
Tax effect related to exercise of non-qualified stock options	-	(282)	(169)

Net cash provided by (used in) financing activities	1,136,546	(79,916)	(65,253)

Effect of exchange rate changes on cash and cash equivalents	1,866	(1,315)	2,641

Net (decrease) increase in cash and cash equivalents	37,106	(23,997)	21,949
Cash and cash equivalents, beginning of period	-	76,682	37,853

Cash and cash equivalents, end of period	$37,106	$52,685	$59,802